EXHIBIT 22




                   SUBSIDIARIES of REGISTRANT

                      As of March 1, 1993




The significant subsidiaries of the registrant, all wholly or majority owned, are as follows:

  Van Waters & Rogers Inc. (100% owned),
  incorporated in July, 1986 under the laws of the State of Washington.

  Van Waters & Rogers Ltd. (100% owned),
  incorporated in August, 1950 under the laws of British Columbia, Canada.

  Univar Europe N.V. (51% owned),
  incorporated in December, 1990 under the laws of The Netherlands.